Exhibit 99.1

DOLLAR TREE COMPLETES ACQUISITION OF CANADIAN DOLLAR GIANT STORES

CHESAPEAKE, Va. – November 17, 2010 -- Dollar Tree, Inc. (NASDAQ: DLTR) today announced that it has completed its purchase of the assets of the Dollar Giant Store (B.C.) Ltd.  Under the terms of the agreement, Dollar Tree acquired 86 Dollar Giant stores including substantially all assets, inventory, leasehold rights and intellectual property for approximately $52 million (USD) in cash, plus the assumption of certain liabilities.  This is Dollar Tree’s first expansion of its retail operations outside of the United States.

Based in Vancouver, British Columbia, Dollar Giant stores offer a wide assortment of quality general merchandise, contemporary seasonal goods and everyday consumables, all priced at $1.25 (CAD) or less.  The stores average 9,000 gross square feet and operate in British Columbia, Ontario, Alberta and Saskatchewan.

“I am pleased to announce the completion of our acquisition of Dollar Giant,” said Bob Sasser, President and CEO.  “We now have an outstanding platform for significant expansion in Canada, with an experienced team of management and associates.  It is an exciting opportunity to offer more value to more customers.”

Dollar Tree has a long record of consistent growth and excellent returns to shareholders.  The acquisition of Dollar Giant is part of the Company’s strategy to invest for continued profitable growth by expanding its store base, improving store productivity and developing new retail formats.

Dollar Tree, Inc. is the nation’s leading operator of discount variety stores selling everything for $1 or less. Dollar Tree, a Fortune 500 Company, operated 4,009 stores in 48 U.S. states as of October 30, 2010.

A WARNING ABOUT FORWARD LOOKING STATEMENTS:  This press release contains "forward looking statements" as that term is used in the Private Securities Litigation Reform Act of 1995.  Forward looking statements address future events, developments or results and typically use words such as believe, will, anticipate, expect, intend, plan, forecast, outlook, or estimate.  For example, our forward looking statements include statements regarding the profitability and future of the combined businesses.  For a discussion of the risks, uncertainties and assumptions that could affect our future events, developments or results, you should carefully review the “Risk Factors,” "Business," and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections in our Annual Report on Form 10–K, as amended, filed March 19, 2010 and our Quarterly Reports on Form 10-Q filed May 20, 2010 and August 19, 2010.  In light of these risks and uncertainties, the future events, developments or results described by our forward looking statements in this document could turn out to be materially and adversely different from those we discuss or imply.  We are not obligated to release publicly any revisions to any forward looking statements contained in this press release to reflect events or circumstances occurring after the date of this report and you should not expect us to do so.

CONTACT:
Dollar Tree, Inc., Chesapeake
Timothy J. Reid
757-321-5284
www.DollarTree.com

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